UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 16, 2022

STAAR Surgical Company

(Exact Name of Registrant as Specified in Charter)

Delaware	0-11634	95-3797439
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25651 Atlantic Ocean Drive Lake Forest, California		92630
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 626-303-7902

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	STAA	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1 933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2022, STAAR Surgical Company (the “Company”) announced that Ms. Caren Mason, President and Chief Executive Officer of the Company, has elected to retire as CEO and a member of the Company’s Board of Directors (the “Board”), effective December 31, 2022, after seven years successfully leading the Company.

On December 16, 2022, the Company announced that the Board elected Thomas G. Frinzi, currently Chair of the Board, to succeed Ms. Mason as CEO, effective January 1, 2023. Mr. Frinzi has extensive experience in the ophthalmic and medical device industries at both large, well-established companies and innovative start-ups. He served as Worldwide President, Surgical for Johnson & Johnson’s Vision business, and previously served as Senior Vice President of Abbott Laboratories and President, Abbott Medical Optics (AMO). Prior to Abbott, he served as President and CEO of WaveTec Vision, a developer of surgical systems for eye surgery. He previously held senior positions in commercial operations, business development, and sales and marketing at Bausch & Lomb Surgical, Refractec and Chiron Vision. Additional biographical and other information required by this Item concerning Mr. Frinzi is included in the Company’s definitive proxy statement for the 2022 Annual Meeting of Shareholders, filed with the SEC on April 29, 2022. The Board has voted to reduce its size to six members following Ms. Mason’s retirement from the Board, effective December 31, 2022.

On December 16, 2022, the Board announced creation of the role of Lead Independent Director and appointed Mr. Stephen Farrell, Chair of the Audit Committee, to serve in that capacity.

In connection with his service as CEO, Mr. Frinzi and the Board entered into an employment agreement (the “Frinzi Agreement”) pursuant to which Mr. Frinzi will receive the following compensation as CEO: (i) base salary at an annual rate of $820,000, (ii) participation in the Company’s annual cash bonus program with a target bonus of 105% of his base salary, (iii) a new hire initial grant of equity with a grant date value of $9,000,000, (x) half of which consists of stock options a third of which will vest on the one year anniversary of employment and the remainder of which will vest at the rate of 1/24 per month over the following two years, and (y) half of which consists of restricted stock units, a third of which will vest on each of the first, second and third anniversaries of employment. Mr. Frinzi will participate in all other elements of the Company’s executive compensation and benefits plans. The Frinzi Agreement also provides for customary restrictive and confidentiality covenants. Mr. Frinzi will not receive any compensation as a director during his tenure as CEO.

To facilitate the smooth transition in leadership, Ms. Mason will serve as an Advisor to Mr. Frinzi, the Board and the executive management team through December 31, 2023. The Company’s Consulting Agreement with Ms. Mason compensates her at a rate of $100,000 per month. Ms. Mason will remain eligible for a cash bonus for 2022 performance, consistent with pre-established metrics for funding and awarding bonuses to executives for 2022 performance. Ms. Mason’s retirement is not the result of any dispute or disagreement with the Company, its Board, or its management, or any matter relating to the Company’s operations, policies or practices.

The summary herein is qualified in its entirety by reference to Mr. Frinzi’s Employment Agreement and Ms. Mason’s Consulting Agreement, copies of which are attached hereto as Exhibit 10.1 and 10.2, and are incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On December 16, 2022, the Company issued a press release announcing the management changes. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information set forth in the attached Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Frinzi Employment Agreement

10.2	Mason Consulting Agreement

99.1	Press Release dated December 19, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAAR Surgical Company

December 19, 2022	By:	/s/ Caren Mason
Caren Mason
President and Chief Executive Officer